Exhibit 10.44

AMENDMENT TO EXECUTIVE CHANGE OF CONTROL AGREEMENT

This AMENDMENT TO EXECUTIVE CHANGE OF CONTROL AGREEMENT, dated December 23, 2008, is by and between CIRCOR, INC., a Massachusetts corporation (the “Company”), and John F. Kober III (the “Executive”).

WHEREAS, the Company and the Executive entered into an executive change in control agreement made as of September 16, 2005 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to comply with and meet the requirements of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1. Section 1 of the Agreement is hereby amended by deleting the first sentence of the “Good Reason” definition and replacing it with the following:

“‘Good Reason’ shall mean that Executive has complied with the ‘Good Reason Process’ (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company, provided that such change shall be more than thirty (30) miles from such location; or (iv) the material breach of this Agreement by the Company.”

2. Section 1 of the Agreement is hereby further amended by deleting clause (ii) in the second sentence of the “Good Reason” definition and replacing it with the following:

“(ii) Executive notifies the company in writing of the occurrence of the Good Reason event within sixty (60) days of the occurrence of such event;”

3. Section 3(a)(i) of the Agreement is hereby amended by replacing the phrase “a lump sum in cash” with the following:

“a lump sum in cash within 30 days following the termination of Executive’s employment”

4. Section 3(b)(i)(B) of the Agreement is hereby amended by deleting the second sentence of such subsection in its entirety and replacing it with the following:

“To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’); (2) cash payments subject to Section 409A of the Code; (3) equity-based payments; and (4) non-cash form of benefits. To the extent any payment is to be made over time (e.g., in installments), then the payments shall be reduced in reverse chronological order.”

5. The Agreement is hereby amended by adding a new Section 14 immediately after Section 13 thereof as follows:

“14. Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

6. The Agreement otherwise remains in full force and effect as to all other provisions under said Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CIRCOR, INC.

By:	/s/ A. William Higgins
Name:	A. William Higgins
Title:	President

/s/ John F. Kober III
John F. Kober III